Exhibit 10.3

EXECUTION VERSION

REDEMPTION AGREEMENT

This REDEMPTION AGREEMENT (this "Agreement") effective as of the 20th day of April, 2017 (the "Closing Date") is made by and between INTERSECTIONS INC., a Delaware corporation ("INTX") and PEAK6 Capital Management LLC, a Delaware limited liability company ("PEAK6").

RECITALS

A.            PEAK6 owns 419,498 shares of INTX common stock (the "PEAK6 Stock").

B.            INTX desires to purchase the PEAK6 Stock.

C.            The parties desire to provide for the terms and conditions governing such transaction.

NOW, THEREFORE, in consideration of the foregoing, and of the covenants, agreements, representations and warranties hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.            REDEMPTION OF PEAK6 STOCK:  Subject to the terms, agreements, warranties, representations, covenants and conditions set forth in this agreement, the parties effect the following transactions:

1.1            Redemption of PEAK6 Stock.  PEAK6 hereby sells, conveys, transfers, assigns and delivers to INTX, and INTX hereby purchases and redeems the PEAK6 Stock for Three and 60/100ths Dollars ($3.60) per share of PEAK6 Stock for an aggregate purchase price of $1,510,192.80 (One Million Five Hundred Ten Thousand One Hundred Ninety Two and 80/100ths Dollars) (the "Purchase Price") to be paid as set forth in Section 1.3.

1.2            Deliveries by PEAK6.  As of the Closing Date, PEAK6 has provided irrevocable instructions to Goldman Sachs Execution & Clearing in the form of Exhibit A attached hereto providing for the transfer of ownership of all of the PEAK6 Stock.

1.3            Deliveries by INTX.  As of the Closing Date, INTX has delivered, or caused to be delivered, to PEAK6 the Purchase Price by wire to the wire instructions attached hereto as Exhibit B.

1.4            Acknowledgements.  The parties acknowledge and agree that the Purchase Price represents the "Fair Market Value" of the PEAK6 Stock.

2.            REPRESENTATIONS AND WARRANTIES OF PEAK6: PEAK6 hereby represents and warrants to INTX as follows:

2.1            Ownership of PEAK6 Stock.  PEAK6 is the sole and lawful owner of record and beneficiary of the PEAK6 Stock. The PEAK6 Stock is free and clear of all security interests, pledges, liens, encumbrances, claims and other charges of any kind.  PEAK6 has the full legal power, capacity and authority to transfer and deliver to INTX the PEAK6 Stock in accordance with this Agreement.

2.2            No Other Rights or Interests; Authorized and Issued Shares.  PEAK6 is not a party to, or bound by, any written or oral contract or agreement which grants to any individual or entity (each, a "Person") any option or right of first refusal or other right to purchase or acquire all or any portion of the PEAK6 Stock at any time, or upon the occurrence of any event. PEAK6 has not sold, transferred, granted, conveyed or assigned any right or interest in or to all or any portion of the PEAK6 Stock.  PEAK6 understands that, effective as of the Closing Date, any and all rights of PEAK6 as the owner of the PEAK6 Stock shall automatically terminate. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments to purchase any portion of the PEAK6 Stock.

2.3            No Pending Transactions; No Consents.  Except for the transactions contemplated by this Agreement, PEAK6 is not a party to, or bound by, or the subject of any agreement, undertaking or commitment, to sell the PEAK6 Stock.  No notice to, filing with, or consent or approval of, or any other action by, any Person is necessary for the execution, delivery and performance by PEAK6 of this Agreement, except for any informational filing or other disclosure with or to the United States Securities and Exchange Commission required as a result of PEAK6's disposition of the PEAK6 Stock.

2.4            Authority; Binding Obligation.  This Agreement has been executed and delivered by PEAK6 and constitutes the valid and binding obligations of PEAK6 enforceable in accordance with its terms, except as the enforceability thereof may be subject to bankruptcy, insolvency, moratorium and other laws affecting the rights and remedies of creditors and secured parties and to the exercise of judicial discretion in accordance with general equitable principles.

2.5            Diligence.  PEAK6 has had the opportunity to ask questions and receive answers from INTX and obtain financial and other information relating to INTX and its business for PEAK6 to evaluate the Purchase Price and the other terms and conditions herein.

3.            REPRESENTATIONS AND WARRANTIES OF INTX: INTX hereby represents and warrants to PEAK6 as follows:

3.1            Corporate Existence; Corporate Power.  INTX is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The execution, delivery and performance of this Agreement have been duly authorized by INTX and are within its corporate powers.

3.2            Authority; Binding Obligation.  This Agreement has been duly executed and delivered by INTX and constitutes the valid and binding obligations of INTX enforceable in accordance with its terms, except as the enforceability thereof may be subject to bankruptcy, insolvency, moratorium and other laws affecting the rights and remedies of creditors and secured parties and to the exercise of judicial discretion in accordance with general equitable principles.

4.            ADDITIONAL AGREEMENTS:

4.1            Further Assurances.  PEAK6 agrees to execute and deliver to INTX all such additional or confirmatory instruments, reports and acknowledgments as may be furnished for such purpose by INTX, and to take all such other actions as INTX may request, to evidence the sale, transfer, grant, conveyance, assignment and delivery of the PEAK6 Stock by PEAK6 to INTX.

4.2            Expenses.  Each of INTX and PEAK6 shall bear its respective fees, costs and expenses (including those of such party's attorneys, agents and representatives) incurred in connection with this Agreement and the transactions contemplated hereunder.

4.3            Indemnification.

(a)            PEAK6 hereby covenants and agrees to indemnify and hold harmless INTX and its affiliates from and against any and all damages, losses, claims, liabilities, deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Losses"), resulting from, arising out of, or incident or related to (i) any misrepresentation, omission, breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants or agreements of PEAK6 under this Agreement; and (ii) any suit, action, investigation or proceeding (each, an "Action") incident thereto; provided, however, that PEAK6's liability and/or obligation for Losses, or any claims or Actions related hereto shall not exceed, in the aggregate, the Purchase Price.

(b)            INTX hereby covenants and agrees to indemnify and hold harmless PEAK6 and its affiliates from and against any and all Losses resulting from, arising out of, or incident or related to (i) any misrepresentation, omission, breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants or agreements of INTX under this Agreement; and (iv) any Action incident thereto.

(c)            All representations, warranties, covenants and agreements set forth in this Agreement shall survive the Closing Date for a period of one year.

5.            ASSIGNMENT; BINDING EFFECT; THIRD PARTIES: This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their permitted successors and assigns as the case may be. This Agreement may not be assigned, including, without limitation, assignments by operation of law, by any party without the written consent of the other party hereto.  This Agreement shall not benefit or create any right of action in or on behalf of any Person other than the parties hereto.  This Agreement shall be governed by the laws of the State of Delaware without giving effect to laws governing conflict of laws.

6.            ENTIRE AGREEMENT; HEADINGS: This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof, and may not be modified or waived except in writing. The headings are for convenience only and shall not bear upon the construction of this Agreement.

7.            COUNTERPART EXECUTION:  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.            SPECIFIC PERFORMANCE:  Each of INTX and PEAK6 agree that the remedies at law of any party for any actual or threatened breach of this Agreement would be inadequate and that the parties shall be entitled to specific performance of this Agreement, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of any of the covenants in this Agreement, or both, in addition to any damages which a party may be legally entitled to recover.

9.            SEVERABILITY:  Each provision of this Agreement shall be considered separable and enforceable to the fullest extent allowed by law.  If any such provision is held by a court of competent jurisdiction to be invalid, void or unenforceable, such determination shall not affect, impair or invalidate the remaining provisions, all of which shall remain in full force and effect.  In addition, such invalid, void or unenforceable provision shall be deemed modified and revised with retroactive effect to render such provision valid and enforceable and such provision shall be enforced as modified and revised.  If the court having jurisdiction will not modify and revise such provision, the parties hereto shall mutually agree to a modification and revision having an effect as close as permitted by applicable law to the provision declared invalid, void or unenforceable.

10.            GOVERNING LAW; DISPUTES:  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of law other than the New York General Obligations Law §§5-1401, 5-1402.  The State or Federal Courts located within the State of New York shall have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby, and the parties consent to and agree to submit to the jurisdiction of such courts.  Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (a) such party is not personally subject to the jurisdiction of such courts, (b) such party and such party's property is immune from any legal process issued by such courts, or (c) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum.  The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
11.            NOTICE:  Any notices or other communications required or permitted hereunder shall be in writing and sent to the appropriate addresses and addressees designated below (or to such other address or addresses as may hereafter be furnished by one party to the other party in compliance with the terms hereof), by hand delivery, electronic mail, if indicated below, to the respective electronic mail addresses designated below (with electronic confirmation of delivery), by UPS or FedEx next-day service, or by registered or certified mail, return receipt requested, postage prepaid:
To INTX:

Intersections Inc.
3901 Stonecroft Boulevard
Chantilly, Virginia 20151
Attn: Ron Barden & Chief Legal Officer
Email:  rbarden@intersections.com

To PEAK6:

PEAK6 Investments, L.P.
141 W. Jackson Blvd. Suite 500
Chicago, IL 60604
Attn:  Matt Hulsizer & Chief Legal Officer
Email: mhulsizer@peak6.com & legal@peak6.com

12.            WAIVER AND AMENDMENT:  No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by each party.  No waiver, forbearance or failure by any party of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such party's right to enforce any other provision of this Agreement or a continuing waiver by such party of compliance with any provision.

13.            CONSTRUCTION:  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
14.            REPRESENTATION BY COUNSEL:  Each party acknowledges that (a) such party has read this Agreement in its entirety and understands all of its terms and conditions, (b) such party has had the opportunity to consult with any individuals of such party's choice regarding such party's agreement to the provisions contained herein, including legal counsel of such party's choice, and any decision not to was such party's alone, (c) Venable LLP has acted as attorney to INTX in connection with this Agreement; and (d) such party is entering into this Agreement of such party's own free will, without coercion from any source.

Signatures appear on following page.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

INTX:

INTERSECTIONS INC.

By:
	Name:	Ronald L. Barden
	Title:	Chief Financial Officer

PEAK6:

PEAK6 INVESTMENTS, L.P.

By:	PEAK6 LLC, its general partner

By:
	Name:	Matthew Hulsizer
	Title:	Manager

EXHIBIT A

(Form of Irrevocable Transfer Instructions)

From: Jason Kunreuther

Subject: GSCO DWAC Deposit to AST, 4/20/17 - INTX

To whom it may concern,

Please instruct a DWAC deposit of 419,498 shares of INTX at $3.60, for an aggregate price of $1,510,192.80 from [Account]

Intersections Inc. Treasury Account [xxxxxx]
at American Stock Transfer & Trust Company
Attn: Bryan Anderson
6201 15th Avenue
Brooklyn, NY 11219

Thanks

Jason Kunreuther
Chief Operating Officer
PEAK6 Capital Management LLC

EXHIBIT B

(PEAK6's Wire Instructions)

[Omitted]